UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

EXELIXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-30235

Delaware	04-3257395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of Principal Executive Offices, Including Zip Code)

(650) 837-7000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01.	Entry into a Material Definitive Agreement

On December 15, 2006, Exelixis, Inc. (“Exelixis” or the “Company”) entered into a worldwide collaboration with Bristol-Myers Squibb Company (“BMS”) pursuant to which Exelixis and BMS will each grant the other certain intellectual property licenses and product rights on a worldwide basis in order to enable the two companies to collaborate in the discovery, development and commercialization of novel targeted therapies for the treatment of cancer.

Under the terms of the collaboration, the Company is responsible for discovery and preclinical development of small molecule drug candidates directed against mutually selected targets. BMS will have the right to select up to three Investigational New Drug (“IND”) candidates from six future Exelixis compounds. Once selected, BMS will be the lead party for the further development and commercialization of the selected IND candidates.

Upon effectiveness of the Agreement, BMS is required to make an upfront payment of $60 million in cash to the Company. Exelixis will also be entitled to receive $20 million in cash for each of up to three candidates selected by BMS at the time of IND. The Company will be responsible for 35% of all development costs related to clinical trials intended to support regulatory approval in both the United States and the rest of the world, with the remaining 65% to be paid by BMS. This percentage ratio is intended to approximate a 50/50 split of development and commercialization costs in the United States, where the Company is entitled to receive 50% of the profits and has the right to co-promote. For each program selected by BMS, the Company may opt out of the co-development or co-promotion in the United States, in which case it would receive milestones and royalties in lieu of a US profit share. In non-US markets, BMS will have primary responsibility for development activities and the Company will be entitled to receive royalties on product sales. After exercising its co-development option, BMS may, upon notice to the Company, terminate the agreement as to any product containing or comprising the selected candidate. In the event of such termination election, BMS’ license relating to such product will, subject to certain terms and conditions, revert back to the Company.

The transaction is subject to and will become effective upon clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

The Company also has two additional collaborations with BMS. One is for the discovery, development and commercialization of novel therapies targeted against the Liver X Receptor and the other is focused on cancer target identification.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: December 19, 2006	By:	/s/ Christoph Pereira
Christoph Pereira Vice President, Legal Affairs and Secretary